                                                                    EXHIBIT 12.1

CONTINENTAL AIRLINES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN MILLIONS)
INCLUDING AMERICA WEST GAIN


                                                                            2001        2000       1999        1998       1997
                                                                          --------    --------   --------    --------   --------
Earnings:
           Earnings (Loss) Before Income Taxes,
                       Minority Interest and
                       Extraordinary Items                                  (114)         570       798         648        639
           Plus:
                       Interest Expense (a)                                  295          251       233         178        166
                       Capitalized Interest                                  (56)         (57)      (55)        (55)       (35)
                       Amortization of Capitalized Interest                   18           16        13           5          3
                       Portion of Rent Expense
                                   Representative of Interest
                                   Expense (b) @ 65%                         834          778       714         461        400
                                                                          ------     --------   -------     -------     ------
                                                                             977        1,558     1,703       1,237      1,173
                                                                          ------     --------   -------     -------     ------
Fixed Charges:
           Interest Expense (a)                                              295          251       233         178        166
           Portion of Rent Expense
                       Representative of Interest
                       Expense (a)                                           834          778       714         461        400
                                                                          ------     --------   -------     -------     ------
Total Fixed Charges                                                        1,129        1,029       947         639        566
                                                                          ------     --------   -------     -------     ------
Coverage Adequacy (Deficiency)                                              (152)         529       756         598        607
                                                                          ======     ========   =======     =======     ======
Coverage Ratio                                                              0.87         1.51      1.80        1.94       2.07
                                                                          ======     ========   =======     =======     ======

      (a) Includes Fair Market Value Adjustments resulting from the Company's emergence from bankruptcy.

      (b) Interest calculated at 65% of rent payments





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